EXHIBIT 23.6


                        Report of Independent Accountants




To the Partners
Prime Cable of Alaska, L.P.



We have audited the accompanying statements of operations, changes in partners' capital deficiency, and cash flows for the year ended December 31, 1993 of Prime Cable of Alaska, L.P. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Prime Cable of Alaska, L.P. for the year ended December 31, 1993, in conformity with generally accepted accounting principles.

                                         COOPERS & LYBRAND L.L.P.

                                              /s/


Austin, Texas
March 15, 1994



                                          General Communication, Inc. - Form 8-K
                                                                         Page 41